Exhibit 10.7

September 13, 2018

VIA EMAIL

Natalie Sacks, MD

Dear Natalie

On behalf of Harpoon Therapeutics, Inc. (“Harpoon” or the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer (the “Letter Agreement”):

1.

You will be employed to serve on a full-time basis as Chief Medical Officer, responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report directly to the President and CEO of the Company (Gerald McMahon) and ultimately to the Board of Directors which will be led by a Chairman of the Board of the Company (Luke Evnin) and you agree to devote substantially all of your business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. It is contemplated that you will commence full time employment on or about October 01, 2018, the exact start date to be mutually agreed upon. You shall work out of the Company’s office, which will be at the Company’s South San Francisco location.

2.

Your base salary will be at the monthly rate of $33,333.33 (equivalent to an annualized base salary of $400,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company, but it is not anticipated that this base salary will be re-evaluated before the end of calendar year 2018. If the Company completes an initial public offering (“IPO”) of its stock, your compensation will be re-evaluated for potential increase consistent with market data for comparable positions at post- IPO biotech companies. This analysis will include comparison of your compensation with that of with other public company CMOs of similar experience who are employed at companies comparable to Harpoon Therapeutics.

3.

In addition to your regular salary, the company will make a one-time, sign on bonus payment of $50,000 payable at the next regularly scheduled payroll following 30 days after your mutually agreed upon start date. Should you resign without Good Reason (as defined in Appendix A) within one year of your start date, you agree to repay the Company the pro-rated portion of the total bonus corresponding to percentage completed one year. Such repayment will be due to the Company upon termination of employment.

4.

Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a discretionary retention and performance bonus of up to 35% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2018 calendar year based on your start date with the Company. Any bonus would be payable to you when bonuses are paid out to other Company employees (likely in February 2019 for 2018) and in all events within two and one half months after the end of the calendar year to which the bonus relates.

5.

Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for vacation in accordance with the Company’s vacation policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.

6.

If, immediately prior to (within 60 days) or within 12 months following a Change in Control (as defined on Appendix A hereto), either your employment is terminated by the Company without Cause (as defined on Appendix A hereto) or you terminate your employment for Good Reason (as defined on Appendix A hereto), and provided you enter into and do not revoke a release of claims in the form attached hereto as Appendix C (“Release”):

•	all of your outstanding unvested unexercised options, restricted stock or other equity grants, as applicable, will immediately vest in full;

•

the Company will pay you as severance an aggregate amount equivalent to twelve months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid in a lump sum in accordance with the Company’s normal payroll practices on the first regular payroll date after the Release becomes effective and irrevocable; and

•

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of twelve months following termination of your employment in such events, reimburse you for the premiums paid by you for you, your spouse and your eligible dependents to continue medical insurance coverage and, if available, dental and vision insurance coverage, under COBRA of similar state law. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health

Harpoon Therapeutics, Inc.

South San Francisco, CA

Service Act), the Company will in lieu thereof provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to nine months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

The Release will not waive any of your rights, or obligations of the Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses that you may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan; and (5) any claims arising after the date you sign the Release.

7. If, at any time (other than as specified above regarding a Change of Control, in which case this paragraph will not apply), your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, and provided you enter into and do not revoke the form of Release described above:

•

the Company will pay you as severance pay an aggregate amount equivalent to twelve months of your then-current base salary, less all applicable taxes and withholdings, in a lump sum in accordance with the Company’s normal payroll practices on the first regular payroll date after the Release becomes effective and irrevocable;

•

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of twelve months following your termination pay directly to the applicable plan administrator the premiums for you, your spouse and your eligible dependents to continue medical insurance coverage and, if available, dental and vision insurance coverage, under COBRA of similar state. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which

Harpoon Therapeutics, Inc.

South San Francisco, CA

amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to nine months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings

•

the vesting of your then outstanding unvested unexercised options, restricted stock or other equity grants, as applicable, will immediately be accelerated by twelve months and such additional options will become exercisable by you. You will not otherwise continue to vest in any equity awards after termination of employment.

8. Notwithstanding anything to the contrary in this Letter Agreement, no payments of “deferred compensation” (the “Deferred Payments”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this Letter Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. If and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of the Deferred Payments, if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Letter Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. For purposes of this Letter Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated. Each payment and benefit payable under this Letter Agreement is intended to constitute a separate payment for purposes of the Section 409A-related regulations. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Letter Agreement and

Harpoon Therapeutics, Inc.

South San Francisco, CA

to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. To that end, if either you or the Company reasonably determines that any payment hereunder will violate Section 409A, you and the Company will use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A. Further, you and the Company agree to execute any and all amendments to this Letter Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment under this Letter Agreement was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you.

9. Subject to the approval of the Board of Directors, the Company will grant and/or award to you a combination of restricted stock and/or a stock option (the “Option”) under the Company’s equity incentive plan (the “Stock Plan”) for the purchase of 1,375,000 shares of common stock which is approximately 2.0% of the current fully diluted number of shares outstanding. Please note, this Option grant shall have a price per share equal to the fair market value at the time of Board approval. The Option and any other option grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will stipulate that 25% of the grant vests upon a one year cliff from the start date of your employment (which will be the vesting commencement date), and then 1/48th per month for the next 36 consecutive months. The Option shall be an incentive stock option to the maximum extent permitted by applicable law. In the event of a Change in Control (as defined in Appendix A) where the successor corporation does not assume the Option or substitute the Option for substantially similar awards with the same or more favorable value (as determined in the reasonable discretion of the successor corporation) and vesting schedule as the Option, then the Option will immediately become fully vested. You may be eligible to receive such future stock option grants as the Board of Directors shall deem appropriate. In the event of a Change in Control (as defined in Appendix A) where the successor corporation does not assume any options or other equity grants or substitute substantially similar awards with the same or more favorable value (as determined in the reasonable discretion of the successor corporation) and vesting schedule as the Option, then any then unvested option grants or other equity awards will immediately become fully vested effective immediately prior to such Change in Control.

10. Notwithstanding anything to the contrary in this Letter Agreement, to the extent that any of the payments and benefits provided under this Letter Agreement or any other agreement or arrangement between you and the Company (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for the provisions herein, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Letter Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which

Harpoon Therapeutics, Inc.

South San Francisco, CA

shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Notwithstanding the foregoing, if any Payments would be subject to excise tax imposed by Section 4999 but for the provisions herein, but would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, the Company will use best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to you under this Letter Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph. In no event shall you have any discretion with respect to the ordering of payment reductions. Unless you and the Company otherwise agree in writing, any determination required under the provisions herein shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding on you and the Company for all purposes. For purposes of making the calculations required by the provisions herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under the provisions herein. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by the provisions herein.

11. As a condition of your employment, you agree to execute an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”), a copy of which is attached as Appendix B hereto. The Employment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a mutually agreed, neutral arbitrator who shall issue a written opinion specifying applicable findings of fact and conclusions of law, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. In resolving any matter submitted to arbitration, the arbitrator shall strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction shall be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a

Harpoon Therapeutics, Inc.

South San Francisco, CA

court without a jury. You and the Company will have a right to seek review in the California courts in accordance with applicable California law. In addition to any other relief awarded, the prevailing party in any arbitration or other legal dispute between you and the Company will be entitled to an award of reasonable attorneys’ fees and costs, to be determined in accordance with applicable law. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not, without the Company’s written consent, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

12. Notwithstanding anything to the contrary in the Employment Agreement or any other agreement between you and the Company, nothing prohibits you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or disclosure of documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Letter Agreement or any other legal dispute with the Company.

13. You will be indemnified and insured to the same extent as other Company executives, in accordance with applicable law, the Company’s by-laws and any indemnification agreements entered into between you and the Company, if any.

14. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you do not do this, our employment relationship with you may be terminated.

15. The Company reserves the right to conduct background investigations and/or reference checks on all of its employees. This offer is contingent on Harpoon receiving satisfactory reference and background checks.

16. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Nothing in this Letter Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth in this Letter Agreement.

Harpoon Therapeutics, Inc.

South San Francisco, CA

If you agree with the provisions of this Letter Agreement, please sign the enclosed duplicate in the space provided below and return it to me, along with a signed copy of the Employment Agreement. If you do not accept this offer by September , 2018 this offer will be revoked. This Letter Agreement, along with any applicable stock agreements and agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. In the event of any conflict between the terms stated in this Letter Agreement and any other agreement between you and the Company, the terms in this Letter Agreement will control. This Letter Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by me and you. This Letter Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law rules thereof. The terms of this Letter Agreement will inure to the benefit of, be binding on and enforceable by the successors, heirs and assigns of the parties. The Company will require any successors or assigns to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

Very Truly Yours,

/s/ Gerald McMahon

By:

Gerald McMahon President and CEO

The foregoing correctly sets forth the terms of my at-will employment by Harpoon Inc. I am not relying on any representations other than those set forth above.

By: /s/ Natalie Sacks	Date: September 13. 2018
Natalie Sacks, MD

Harpoon Therapeutics, Inc.

South San Francisco, CA

APPENDIX A

The following terms as applicable to the Letter Agreement to which this appendix is appended shall have the meanings specified below; “Executive” refers to Natalie Sacks, MD

1) “Cause” means any of:

(a) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude; or b) a good faith finding by the Company that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to her employment duties, (ii) willfully breached or threatened to willfully breach the material terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, (iii) willfully violated material Company policies or procedures, and/or (iv) willfully refused to perform her material assigned duties to the Company, in each case following receipt of written notice from the Company specifying in detail the claimed violation, a reasonable period not less than 30 days to cure the claimed violation and failure to cure such violation during the applicable cure period.

2) “Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the following events:

(i) a material reduction in the Executive’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the Executive provides services to the Company (which is currently South San Francisco, California) by at least 50 miles and to a location such that her daily commuting distance is increased; (iii) a material reduction of the Executive’s base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of all other officer, senior management or C-level employees); (iv) a directive to engage in any conduct in conflict with professional medical ethics or obligations or otherwise in violation of any law or regulation applicable to the Company’s business; or (v) a material breach by the Company of the Letter Agreement or any other agreement between the parties.

No resignation will be treated as a resignation for Good Reason unless (x) the Executive has given written notice to the Company of her intention to terminate her employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Executive ends her employment within 30 days following the cure period in (y).

3) “Change in Control” means any of the following:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) or Persons acting in concert of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly by the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) unless such acquisition satisfies the requirements in clause (ii) of this definition;

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; or

(iii) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

4) No act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

Harpoon Therapeutics, Inc.

South San Francisco, CA